EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-1377
damon@spotlightmarcom.com

American Healthcare REIT Appoints New General Counsel

IRVINE, Calif. (August 4, 2022) – American Healthcare REIT, Inc., a self-managed, publicly registered, real estate investment trust, announced today the addition of Mark E. Foster as executive vice president, general counsel.

“Mark’s background in private practice where he focused on real estate and corporate law, coupled with his work as in-house counsel to major real estate investment and development companies, makes him an exceptional addition to our executive team,” said Danny Prosky, president and chief executive officer of American Healthcare REIT. “His extensive experience and expertise in the commercial real estate industry adds tremendous value to our company as we continue to pursue our strategic plan on behalf of investors.”

Foster has more than 23 years of experience representing institutional owners, operators and developers in connection with joint venture formations, acquisitions, dispositions, leasing, and real estate-related lending. Prior to American Healthcare REIT, Foster was a partner at Snell & Wilmer LLP, concentrating primarily on the representation of institutional owners, operators and developers, as well as financial institutions and investors. Foster also previously served as vice president, general counsel and corporate secretary to Sabal Financial Group LP, which was a subsidiary of Oaktree Capital Management, where he was responsible for all legal matters related to the company’s management of more than $6 billion in real estate and debt assets. Prior to Sabal, Foster served as regional general counsel with Toll Brothers, Inc. (NYSE: TOL) before holding a senior counsel position with Rockefeller Group Development Corporation. He began his legal career in real estate at the law firm of Allen Matkins LLP.

Foster received a bachelor’s degree in international relations, political science and economics from the University of Southern California, and a juris doctorate from the University of Southern California, Gould School of Law. He is a member of the State Bar of California.

About American Healthcare REIT, Inc.
American Healthcare REIT, Inc., a self-managed, publicly registered, healthcare real estate investment trust, owns and manages a diverse portfolio of healthcare real estate assets totaling approximately 19.5 million square feet as of March 31, 2022, with a gross investment value of approximately $4.2 billion as of March 31, 2022. As of March 31, 2022, this international portfolio includes 313 buildings comprised of medical office buildings, senior housing communities, skilled nursing facilities, and other real estate-related investments across 36 states and the United Kingdom. For more information, please visit www.AmericanHealthcareREIT.com.